UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VICTORY CAPITAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SUPPLEMENT TO

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2025

To the Stockholders of Victory Capital Holdings, Inc.:

This proxy statement supplement, dated April 4, 2025 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Victory Capital Holdings, Inc. (the “Company”), dated March 28, 2025 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held virtually on May 7, 2025 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Completion of the Amundi Transaction

On April 1, 2025, the Company completed the acquisition of Amundi Holdings US, Inc., a Delaware corporation (“Amundi US”) pursuant to that certain Contribution Agreement, dated as of July 8, 2024, by and among the Company, Amundi Asset Management S.A.S., a French sociéte par actions simplifiée (“Amundi”) and, solely for certain provisions thereof, Amundi S.A., a French sociéte anonyme. As a result of that acquisition, Amundi US became a wholly owned subsidiary of the Company. In exchange for the contribution to the Company of all of the shares of Amundi US, at the closing, the Company issued to Amundi (a) 3,293,471 newly issued shares of common stock, par value $0.01 per share of the Company (“Company Common Stock”), representing 4.9% of the number of issued and outstanding shares of Company Common Stock after giving effect to such issuance, and (b) 14,305,982 newly issued shares of a new class of non-voting convertible preferred stock, par value $0.01 per share, of the Company, designated as Series A Non-Voting Convertible Preferred Stock and which, together with the shares of Company Common Stock issued to Amundi, represent in the aggregate 21.2% of the Company’s fully diluted shares after giving effect to such share issuances.

Retirement of Robert Hurst as a Director of the Board

As noted in the Current Report on Form 8-K filed by the Company on April 3, 2025, Robert Hurst retired as a Class II director of the Company’s Board of Directors (the “Board”) effective as of April 1, 2025 in connection with Crestview’s decrease of its ownership below 10% of the fully diluted shares of the Company after giving to the share issuances contemplated by the Contribution Agreement. Mr. Hurst’s retirement was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Appointment of Celine Boyer-Chammard and Dominique Carrel-Billiard as Directors of the Board

As noted in the Current Report on Form 8-K filed by the Company on April 3, 2025, in connection with the completion of the Amundi Transaction (as defined in the Proxy Statement), the Company and Amundi entered into a shareholder agreement (the “Shareholder Agreement”). Under the Shareholder Agreement, for so long as Amundi holds at least 50% of the shares it acquired pursuant to the Contribution Agreement (without giving effect to certain sales by Amundi), Amundi is entitled to nominate two members of the Board.

On April 1, 2025, the Board, and upon recommendation of the Nominating, Governance and Sustainability Committee of the Board (the “Nominating Committee”), appointed Celine Boyer-Chammard and Dominique Carrel-Billiard, as members of the Board.

Ms. Boyer-Chammard, appointed as a Class II director of the Company, with a term of office expiring at the Company’s 2026 Annual Meeting of Stockholders, joined Amundi in 2022. Ms. Boyer-Chammard is 54 years old. She heads Amundi’s Transformation and Organization Division, which oversees the Transformation, CSR, Marketing and Products, Communications and General Services departments, and has held that position since 2022. Prior to joining Amundi, from 1996 to 2022, she was a Managing Director and Partner at The Boston Consulting Group (BCG) and worked in the Paris, Cologne and Boston offices. At BCG, she specialized in the strategic, technological and sustainable transformation of financial institutions. In particular, she worked with the Crédit Agricole Group and Amundi for several years. She holds a MSc from l’Ecole Polytechnique and l’Ecole Nationale des Ponts et Chaussées. She also holds a MBA. from INSEAD. The Nominating Committee and the Board believe that Ms. Boyer-Chammard’s extensive experience in the financial services industry provides her with the qualifications and skills to serve on the Board.

Mr. Carrel-Billiard was appointed as a Class III director of the Board with a term of office expiring at the Company’s 2027 Annual Meeting of Stockholders. Mr. Carrel-Billiard is 58 years old. Mr. Carrel-Billiard serves as Amundi’s Head of Real and Alternative Assets, a position he has held since September 2020. Prior to that, Mr. Carrel-Billiard headed Amundi’s Institutional Division. Before joining Amundi in 2016, Mr. Carrel-Billiard was Chief Executive Officer of La Financiere de l’Echiquier from 2014 to 2016, a French boutique asset manager with a European equity focus and estimated assets under management totaling €8 billion. He also served as Chief Executive Officer of AXA Investment Managers Group from 2006 to 2013, a global multi-expertise asset management group with assets of €550 billion at the time, providing services in liquid markets (equities, fixed income, multi-asset), as well as private markets (private equity and real estate). Mr. Carrel-Billiard had served as Senior Vice President Business Support and Development at the AXA Group between 2004 and 2006. Starting his career in 1987 at Credit Commercial de France in Mergers and Acquisitions, Mr. Carrel-Billiard subsequently served as a partner at McKinsey & Company for twelve years, focusing mostly on serving financial institutions. Mr. Carrel-Billiard is a graduate from HEC (Hautes Etudes Commerciales - Paris) and holds an MBA from Harvard Business School. The Nominating Committee and the Board believe that Mr. Carrel-Billiard’s extensive experience in the financial services and asset management industry provides him with the qualifications and skills to serve on the Board.

In connection with their appointment to the Board, each of Ms. Boyer-Chammard and Mr. Carrel-Billiard has elected to waive any right to any compensation from the Company in connection with their service as a non-employee director of the Company.

You are not being asked to vote on or ratify the appointment of Celine Boyer-Chammard and Dominique Carrel-Billiard at the Annual Meeting as Ms. Boyer-Chammard as a Class II nominee and Mr. Carrel-Billiard as a Class III nominee are not up for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors